EXHIBIT 10.10

2010 Discretionary Cash Compensation Plan

The Nevada Property 1 LLC 2010 Discretionary Cash Compensation Plan (the “2010 Plan”) is designed to reward the executive officers as well as certain other officers and employees (the “executives and employees”) within the Company’s project development and operations departments for a successful opening of the Property and completion of the Project within budget. The 2010 Plan covers the performance period from January 1, 2009 through December 31, 2010 and applies to executives and employees hired prior to October 1, 2010. The executives and employees will be eligible to receive performance-based compensation upon the attainment of certain target performance metrics. The performance metrics comprise of the following goals:

•	completion of the project on time and within budget (50% weighting); and

•	a successful launch of the project measured in the period from opening on December 15, 2010 through December 31, 2010 (50% weighting).

Various performance levels will be approved by the Board with a payout level (as a percentage of a target award pool) associated with each level of performance as follows: (i) does not meet, 0%, (ii) partially meets, 50% (iii) meets, 100%; and (iv) exceeds, 125%. Management will submit an evaluation of performance to the Board for its review and approval. The Board may, in its sole discretion, increase the target award pool amount.